EXHIBIT 5.1

Texas	Bracewell & Giuliani LLP
New York	711 Louisiana Street
Washington, DC	Suite 2300
Connecticut	Houston, Texas
Seattle	77002-2770
Dubai
London	713.223.2300 Office
713.221.1212 Fax

bgllp.com

September 19, 2014

Veritex Holdings, Inc.

8214 Westchester Drive, Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special counsel to Veritex Holdings, Inc., a Texas corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 (File No. 333-198484) (the “Registration Statement”) filed by the Company on August 29, 2014 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), registering an indeterminate number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), having a proposed maximum aggregate offering price of $40,000,000.

We understand that the Shares are to be sold by the Company pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

We have examined originals or copies identified to our satisfaction of (a) the Certificate of Formation of the Company and Bylaws of the Company, each as amended to date; (b) certain resolutions adopted by the Board of Directors of the Company; (c) the Registration Statement; (d) the form of the Underwriting Agreement; and (e) such other instruments, documents and records as we have deemed necessary, relevant or appropriate for the purposes hereof.  We have relied on, and assumed the accuracy of, certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof.  In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to authentic original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.  In addition, we have assumed that the Registration Statement and any amendments thereto, have become effective under the Act and that there will be a sufficient number of unissued Shares authorized under the Company’s organizational documents and not otherwise reserved for issuance.

Based on the foregoing, subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when (a) issued in accordance with the Registration Statement and the resolutions of the Board of Directors of the Company and resolutions to be adopted by the Pricing Committee of the Board of Directors of the Company approving the issuance of and the terms of the offering of the Shares and related matters; and (b) certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the terms of the Underwriting Agreement approved by the Board of Directors of the Company.

The foregoing opinion is based on and is limited to the applicable provisions of the laws of the State of Texas and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ BRACEWELL & GIULIANI LLP

Bracewell & Giuliani LLP